UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2009

SYNTROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5416 S. Yale, Suite 400 Tulsa, Oklahoma	74135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Syntroleum Corporation announced today the Company has entered into definitive agreements with China Petroleum & Chemical Corporation (Sinopec Corp.) for the transfer of Syntroleum’s Fischer-Tropsch technology.

Under the terms of the agreements, Sinopec Corp. will receive a non-exclusive right to use Syntroleum’s Fischer-Tropsch technology for coal, petroleum coke, asphalt, and related feedstocks in China and for coal in the rest of the world excluding North and South America, Australia, New Zealand and India for an unlimited number of units and production capacity. As a part of the agreement, Sinopec Corp. will establish a pilot plant in China based on Syntroleum’s Catoosa Demonstration Facility (“CDF”) equipment for joint technology demonstration, development and commercialization. Both companies will share the profits from the licensing of improved technology in China.

Under the terms of the agreement, Syntroleum has received down payment for the scheduled transfer of technology documentation and additional payments are contracted to be paid in 2009 against the confirmation of delivery of technology documentation and the relocation to China by Sinopec Corp. of, among other things, the Fischer-Tropsch reactors, catalyst filtration equipment and catalyst regeneration sections of Syntroleum’s CDF.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

10.85 Technology Transfer Agreement dated December 15, 2008 but effective as of February 20, 2009, between Syntroleum and Sinopec Corp.

10.86 CDF Equipment and Material Transfer Agreement dated December 15, 2008 but effective as of February 20, 2009, between Syntroleum and Sinopec Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYNTROLEUM CORPORATION

Date: February 25, 2009	By:	/s/ Karen L. Gallagher

Karen L. Gallagher
Senior Vice President, Principal Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.85	Technology Transfer Agreement dated December 15, 2008 but effective February 20, 2009, between Syntroleum and Sinopec Corp.
10.86	CDF Equipment and Material Transfer Agreement dated December 15, 2008 but effective February 20, 2009, between Syntroleum and Sinopec Corp.